Exhibit 4.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the 24 day of April 2019, by and between Todos Medical Ltd., a company organized under the laws of the State of Israel (the “Com-pany”) and Ang Seng Hong Michael (the “Subscriber”). The Company and the Subscriber are referred to collectively as the “Parties” and each as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company is a public company organized under the laws of the State of Israel, company number 51-443712-8, whose securities are quoted on the U.S. OTCQB marketplace of OTC Link (“OTCQB”), under the symbol “TOMDF.”; and

WHEREAS, the Company has an authorized share capital of 1,000,000,000 ordinary shares with NIS 0.01 par value (“Ordinary Shares”), out of which 90,488,604 are issued and outstanding; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to raise equity financing by way of private placement of the Ordinary Shares, all on the terms and conditions more fully set out in this Agreement; and

WHEREAS, the Subscriber wishes to invest in the Company an aggregate amount of US$500,000, upon and subject to the terms and conditions contained hereinafter.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1. Issue and Allotment of Securities

1.1. Subject to the terms and conditions hereof, upon the Closing (as defined below) the Company shall issue and allot to the Subscriber and the Subscriber shall purchase from the Company a total amount of 5,000,000 restricted Ordinary Shares of the Company (the “Subscription Shares”) in total consideration of US$ 500,000 (the “Subscription Amount”), which reflects a share price of US$0.10 (the “PPS”).

2. Closing

2.1. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place within three (3) Business Days following the satisfaction of all of the conditions pro-vided in Section 3.1, or at such other time and place as the Company and the Subscriber shall mutually agree in writing (if any) (the “Closing Date”).

2.2. Transactions at Closing. At the Closing, the following transactions shall occur, which transac-tions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1. The Subscriber shall transfer the total Subscription Amount to the Company by bank transfer to the following account or pursuant to other payment instructions reasonably acceptable to the Sub-scriber, which shall be provided by the Company to the Subscriber:

Account Name:	TODOS MEDICAL LTD.
Account Address:	1 Ha’mada Street, Rechovot Israel
Beneficiary Bank Name:	BANK LEUMI LE ISRAEL B.M.
Beneficiary Bank Address:	Ha-Menofim St 15, Hertsliya, Israel
Beneficiary SWIFT Code:	LUMIILITXXX
Beneficiary Branch #:	864
Beneficiary Bank #:	010
IBAN #:	IL 44 0108 64000 007 0250 045
Beneficiary Account #:	70250045

2.2.2. Subject to the laws and regulations applicable to the Subscriber, the Subscribers shall deliver and/or procure the delivery to the Company of any information or document with respect of the Subscriber and/or the transactions contemplated by this Agreement required, if so required, under any applicable laws and regulations to be filed by the Company with the Securities and Exchange Commission (the “SEC”), all in substance and form to the reasonable satisfaction of the Company.

2.2.3. The Company shall deliver to its transfer agent company (the “Registration Company”), with a copy to the Subscriber, all the documents and information needed in order to deposit the Subscription Shares of the Subscribers in the Subscribers' account(s) (which details shall be provided by the Subscrib-ers to the Company prior to or on the Closing Date), so that the Registration Company shall register such deposit and the Subscription Shares in the name of the Subscriber.

2.3. The Subscriber shall not sell any Subscription Shares, except (a) in accordance with applicable securities laws, and (b) in the U.S. or to a U.S. person pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The Subscriber understands that the offering and sale of the Subscription Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D as promulgated by the SEC thereunder, based, in part, upon the representations, war-ranties and agreements of the Subscriber contained in this Agreement. The Subscriber hereby acknowledges that the Company accepts no responsibility for Subscriber’s compliance with U.S. state and U.S. federal securities laws.

3. Conditions to Closing

3.1. The Closing of the transactions contemplated under this Agreement is subject to the fulfillment before the Closing of the following conditions, any one or more of which may be waived in whole or in part by Subscriber, which waiver shall be in writing and at it sole discretion:

3.1.1.Representations and Warranties. The representations and warranties made by the Parties in Sections 4 and 5 of this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the Closing Date.

3.1.2.Covenants. All covenants, agreements, and conditions contained in this Agreement to be per-formed or complied with prior to the Closing shall have been performed or complied with by the Com-pany, prior to or at the Closing.

4. Representations and Warranties of Company

The Company represents and warrants to the Subscriber that as of the date hereof and as of the Closing Date:

4.1. The Company is a corporation duly organized and validly existing under the laws of the State of Israel. The Company is duly qualified to conduct its business and has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses.

4.2. The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. There are no any other consents, approv-als, authorizations or permits required on its part for the consummation of the transaction contemplated hereunder. The Company has duly and validly executed and delivered this Agreement, which consti-tutes a valid, binding and enforceable obligation of the Company in accordance with its terms.

4.3. The Subscription Shares, when issued and allotted in accordance with this Agreement will be (i) duly authorized, validly issued, fully paid, non-assessable, (ii) issued in compliance with all applicable laws, (iii) free of any rights of first refusal, co-sale rights, preemptive rights or any other applicable subscription or participation rights and (iv) free and clear of any liens, claims, encumbrances or third party rights of any kind, but subject to lock-up requirements as prescribed pursuant to relevant laws and regulations.

4.4. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement, will not (i) conflict with or violate the or-ganizational documents of the Company, and (ii) violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties or assets is bound or affected.

4.5. The offer, issue, and sale of the Subscription Shares contemplated hereby are exempt from the prospectus requirements under the Israeli Securities Law. Neither the Company nor any authorized agent acting on its behalf will knowingly take any action hereafter that would cause the loss of such exemptions.

4.6. The reports of the Company as reported to the SEC include all information required by applicable law. There is no material information with regard to the Company that was not reported in the frame-work of the Company public reports. Except for the representations and warranties set forth in Section 5 herein, the Company did not receive any other representations or warranties from the Subscriber.

5. Representations and Warranties of the Subscriber.

The Subscriber represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

5.1. The Subscriber has the full corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. There are no consents, approvals, author-izations or permits required on the part of the Subscriber for the consummation of the transaction contemplated hereunder. The Subscriber has duly and validly executed and delivered this Agreement, which constitutes a valid, binding and enforceable obligation of the Subscriber in accordance with its terms.

5.2. Except as set out in Section 4, the Subscriber acknowledges that the Company has made no other representations and warranties to it and Subscriber has relied exclusively on publicly available infor-mation.

5.3. The Subscriber is acquiring the securities for the Subscriber’s own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, which resale, distribution or fractionalization would vi-olate applicable securities laws. The Subscriber agrees that a legend to the foregoing effect may be placed upon any and all certificates issued representing the securities. Further, the Subscriber does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the securities, for which the Sub-scriber is purchasing.

5.4. The Subscriber has sufficient financial resources available to support the loss of all or a portion of the Subscriber’s investment in the Company, has no need for liquidity in the investment in the Company, and is able to bear the economic risk of the investment. The Subscriber is sophisticated and experienced in investment matters, and, as a result, is in a position to evaluate an investment in the Company.

5.5. The Subscriber is either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, or (ii) a non-U.S. Person for which the Company may rely on an exemption from the registration requirements of United States federal and the state securities laws under Regulation S promulgated under the Securities Act.

5.6. The Subscriber shall execute the applicable undertakings in the form attached hereto as Schedule A. To the extent the Subscriber is a U.S. investor, at the time such Subscriber was offered the Sub-scription Shares, the Subscriber was, and as of the date hereof is, an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act. The Subscriber hereby represents and warrants to the Company that the Subscriber's responses to the investor questionnaire substantially in the form attached as Schedule A to this Agreement are true, correct and complete in all respects.

6. Miscellaneous

6.1. Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provi-sions hereof shall inure to the benefit of, and be binding upon, the transferees, successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written con-sent of the other Party.

6.2. Further Assurances. Each of the parties hereto shall perform such further acts and execute and deliver such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

6.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

6.4. Entire Agreement; Amendment and Waiver. This Agreement and the Schedules attached hereto constitute the full and entire understanding and agreement between the parties with regard to the sub-ject matters hereof and thereof. The Company makes and has given no other warranties or represen-tations, other than as expressly contained herein. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all the Parties hereto. The recitals hereto constitute an integral part of this Agreement.

6.5. Taxes; Expenses. Each party hereto shall pay its own fees, expenses and taxes incurred in con-nection with the transactions contemplated by this Agreement.

6.6. Notices .. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

if to the Company:

Todos Medical Ltd

1 Hamada Street, Rehovot, Israel

Tel: +972 8 6333964

If to the Subscriber:

731 Woodlands Circle

#10-05

Singapore 730731

Tel: +65-9272-5438

6.7. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agree-ment shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Signature Page – Subscription Agreement]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

TODOS MEDICAL LTD.

By:	Dr. Herman Weiss - CEO	By:	Ang Seng Hong Michael
Signature:	/s/ Herman Weiss	Signature:	/s/ Ang Seng Hong Michael

SCHEDULE A

ACCREDITED INVESTOR CERTIFICATION

To

Todos Medical Ltd

Israel

Re: Subscription Agreement

A Reference is hereby made to that certain Subscription Agreement between Todos Medical Ltd. (the “Company”), and the undersigned dated 24 April 2019 (the “Agreement”).

I, the undersigned, hereby certify, declare and warrant that I am:

~~an “accredited investor” as defined in Rule 501(a) of Regulation D.~~

a Non U.S. Person.

~~none of the above.~~

For Individual Investors Only

(all Individual Investors must INITIAL where appropriate):

Initial ____ I have a net worth in excess of $1 million, either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared owner-ship interest with my spouse. For purposes of the foregoing net worth calculation, I have excluded the value of my/our primary residence, after deducting any mortgage securing such primary residence).

Initial ASH I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

For Non-Individual Investors

(all Non-Individual Investors must INITIAL where appropriate):

Initial ____ The investor certifies that it is a partnership, corporation, limited liability company or busi-ness trust that is 100% owned by persons who meet at least one of the criteria for Individual Investors set forth above.

Initial ____ The investor certifies that it is a partnership, corporation, limited liability company or busi-ness trust that has total assets of at least $5 million and was not formed for the purpose of investing in the Company.

Initial ____ The investor certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial The investor certifies that it is an employee benefit plan whose total assets exceed $5 million as of the date of this Agreement.

Initial ____ The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors.

Initial ____ The investor certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial ____ The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.

Initial ____ The investor certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5 million and not formed for the specific purpose of investing in the Company.

Initial ____ The investor certifies that it is a trust with total assets of at least $5 million, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial ____ The investor certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5 million.

Initial ____ The investor certifies that it is an insurance company as defined in §2(13) of the Securities Act, or a registered investment company.

Name: Ang Seng Hong Michael

Passport: E6668864H

Address: 731 Woodlands Circle, #10-05, Singapore 730731